Exhibit 99.1

NEWS RELEASE
NEWS RELEASE
NEWS RELEASE

Fortune Brands, Inc., 520 Lake Cook Road, Deerfield, IL 60015

Contact:
Media Relations:	Investor Relations:
Clarkson Hine	Tony Diaz
(847) 484-4415	(847) 484-4410

FORTUNE BRANDS ANNOUNCES AGREEMENT TO SELL WINE BUSINESS

Sale of Wine Business to Constellation Brands for $885 Million

Enables Fortune Brands to Focus Resources on

Building Higher Return Premium Spirits Business

Deerfield, Illinois, November 12, 2007 – Fortune Brands, Inc. (NYSE: FO) and Constellation Brands, Inc. (NYSE: STZ) today announced a definitive agreement for the sale of Fortune Brands’ U.S. wine business to Constellation Brands. The sale includes brands such as Clos du Bois, Geyser Peak, Wild Horse, Buena Vista Carneros and Gary Farrell, as well as the associated vineyards, winemaking assets and sales organization. The purchase price is $885 million. Fortune Brands estimates it will realize net proceeds of approximately $840 million after taxes, and the company estimates it will also realize an after-tax gain of $50-60 million on the sale.

“Positioning our businesses for higher returns is a key part of Fortune Brands’ strategy to maximize shareholder value,” said Norm Wesley, chairman and chief executive officer of Fortune Brands. “Because the wine industry is lower margin and more capital intensive than spirits, it’s naturally a lower return segment relative to our spirits business. This sale increases our financial flexibility and will enable us to more sharply focus resources on the higher return premium spirits segment of our business.

“While our Beam Wine Estates unit is one of the most attractive businesses in the U.S. wine industry, a long-term strategic review concluded that focusing resources on the higher return premium spirits segment rather than wine is the right capital allocation strategy for Fortune Brands going forward. Given the combination of the future capital requirements for our wine business, its lower returns relative to spirits, and significant interest from potential buyers, we believe this is the right move for long-term shareholder value,” Wesley added.

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Because Fortune Brands’ spirits and wine brands each have separate sales organizations, the company does not expect the sale to be disruptive to its spirits portfolio. Fortune Brands will retain the Harveys sherry and Cockburn’s port brands.

The wine brands included in the transaction had sales in 2006 of 2.6 million 9-liter cases and revenues of $214 million including excise taxes. The majority of the volume is driven by Clos du Bois, the #2 super-premium U.S. wine brand. Fortune Brands’ wine unit, Beam Wine Estates, is based in Sonoma County in California.

Fortune Brands initiated a sale process after a strategic review of the wine business. The process resulted in multiple offers for the wine business and the agreement announced today. The sale is subject to customary closing conditions and is expected to close in the current quarter. Fortune Brands expects the sale to be slightly dilutive to 2008 earnings.

Fortune Brands was advised on the transaction by Citi and Credit Suisse as financial advisors and Pillsbury Winthrop Shaw Pittman as legal advisor.

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About Fortune Brands

Fortune Brands, Inc. is a leading consumer brands company with annual sales exceeding $8 billion. Its operating companies have premier brands and leading market positions in spirits and wine, home and hardware products, and golf equipment. Beam Global Spirits & Wine, Inc. is the company’s spirits and wine business. Major spirits brands include Jim Beam and Maker’s Mark bourbons, Sauza tequila, Canadian Club whisky, Courvoisier cognac, DeKuyper cordials, Starbucks™ liqueurs and Laphroaig single malt Scotch. Home and hardware brands include Moen faucets, Aristokraft, Omega, Diamond and Kitchen Craft cabinetry, Therma-Tru door systems, Simonton windows, Master Lock padlocks and Waterloo tool storage sold by units of Fortune Brands Home & Hardware LLC. Acushnet Company’s golf brands include Titleist, Cobra and FootJoy. Fortune Brands, headquartered in Deerfield, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index, the MSCI World Index and the Ocean Tomo 300™ Patent Index.

To receive company news releases by e-mail, please visit www.fortunebrands.com.

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Forward-Looking Statements

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, and include statements as to the anticipated timing of closing, the expected earnings impact of the transaction and the expected benefits of the transaction. Readers are cautioned that these forward-looking statements speak only as of the date hereof, and the company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date of this release. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: the risk that the closing of the transaction may be delayed or not occur because of the failure of a closing condition; competitive market pressures (including pricing pressures); consolidation of trade customers; successful development of new products and processes; ability to secure and maintain rights to intellectual property; risks pertaining to strategic acquisitions and joint ventures, including the potential financial effects and performance of such acquisitions or joint ventures, and integration of acquisitions and the related confirmation or remediation of internal controls over financial reporting; changes related to the potential privatization of V&S Group; ability to attract and retain qualified personnel; general economic conditions, including the U.S. housing market; weather; risks associated with doing business outside the United States, including currency exchange rate risks; interest rate fluctuations; commodity and energy price volatility; costs of certain employee and retiree benefits and returns on pension assets; dependence on performance of distributors and other marketing arrangements; the impact of excise tax increases on distilled spirits and wines; changes in golf equipment regulatory standards and other regulatory developments; potential liabilities, costs and uncertainties of litigation; impairment in the carrying value of goodwill or other acquired intangibles; historical consolidated financial statements that may not be indicative of future conditions and results due to the recent portfolio realignment; any possible downgrades of the company’s credit ratings; as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings.

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